EXHIBIT 99.1

SigmaTron International, Inc. Reports Second Quarter Financial Results for Fiscal 2009

ELK GROVE VILLAGE, Ill., Dec. 9, 2008 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the second quarter ended October 31, 2008.

Revenues decreased to $41.1 million for the second quarter fiscal 2009 from $42.8 million for the same quarter in the prior year. Net income increased to $1,505,316 in the fiscal 2009 period compared to $693,274 for the same period in the prior year. Basic earnings per share and diluted earnings per share for the quarter ended October 31, 2008, were $0.39 compared to $0.18 for the same quarter in fiscal 2008.

For the six months ended October 31, 2008, revenues decreased to $79.6 million compared to $82.7 million for the same period ended October 31, 2007. Net income for the same period in fiscal 2009 was $2,084,640, compared to $1,520,258 for the same period in the prior year. Basic and diluted earnings per share for the six months ended October 31, 2008, were $0.55 and $0.54, respectively, compared to $0.40 and $0.39 for the six months ending October 31, 2007.

Commenting on SigmaTron's second quarter and six month results, Gary R. Fairhead, President and Chief Executive Officer, said, "I am pleased to report good results for the second quarter of fiscal 2009. While our revenue declined modestly, our net income for the quarter and year-to-date increased significantly from the prior fiscal year. This was due primarily to a change in the mix of our business and customers, and our continuing efforts to control costs.

"Unfortunately, starting the first week in November we have seen our revenue drop approximately 30% from October's run rate. Given the condition of the economy, this slowdown comes as no surprise and at this point it will certainly continue for the third quarter and probably beyond. Recently the Company has decided to postpone the planned expansion of its China facility announced in July 2008 in response to the current economic conditions. We will continue to monitor our costs and overhead as we deal with the financial crisis that is now worldwide.

"On a positive note, we have started production with several of our new customers that are start-ups. We believe that their products will be successful in spite of the current economy, and several of them are tied to energy conservation and the "green" movement. In addition to the start-ups, we have also seen increased opportunities with companies that continue to have captive electronic assembly operations. This is not unusual during economic downturns as companies re-evaluate their overhead costs and core competencies, and electronic assembly is usually not a core competency. Our hope is that the revenue reduction we are seeing will be offset in part by both of these developments.

"While it is difficult to be optimistic given the current economy we believe that there are opportunities for us in spite of and because of the current situation. Our footprint continues to attract potential customers, and we believe we will continue to win our share of the new opportunities and diversify our customer base."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Acuna and Tijuana, Mexico, Hayward, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expects," "believe," "plans," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of SigmaTron (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including our continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the current turmoil in the global economy and financial markets; the continued stability of the U.S., Mexican, Chinese and Taiwanese economic systems, labor and political conditions; and the ability of the Company to manage its growth, including its expansion into China. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of this press release and the Company undertakes no obligation to update such statements in light of future events or otherwise.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     Three Months Ended          Six Months Ended
                 October 31,   October 31,   October 31,   October 31,
                     2008         2007          2008          2007
                ------------  ------------  ------------  ------------

  Net sales      $41,132,728   $42,815,107   $79,610,846   $82,658,920

  Cost of
   products sold  35,221,349    38,356,972    69,050,269    72,984,124
                ------------  ------------  ------------  ------------

  Gross profit     5,911,379     4,458,135    10,560,577     9,674,796

  Selling and
   administrative
   expenses        3,469,956     2,677,805     6,662,459     5,895,175
                ------------  ------------  ------------  ------------

  Operating
   income          2,441,423     1,780,330     3,898,118     3,779,621

  Other expense      371,034       710,316       849,826     1,433,511
                ------------  ------------  ------------  ------------

  Income from
   operations
   before income
   tax             2,070,389     1,070,014     3,048,292     2,346,110

  Income tax
   expense           565,073       376,740       963,652       825,852
                ------------  ------------  ------------  ------------

  Net income      $1,505,316      $693,274    $2,084,640    $1,520,258
                ============  ============  ============  ============

  Net income per
   common share
   - basic             $0.39         $0.18         $0.55         $0.40
                ============  ============  ============  ============

  Net income per
   common share
   - assuming
   dilution            $0.39         $0.18         $0.54         $0.39
                ============  ============  ============  ============

  Weighted
   average
   number of
   common
   equivalent
   shares
   outstanding -
   assuming
   dilution        3,874,643     3,962,531     3,879,530     3,927,979
                ============  ============  ============  ============

 CONDENSED CONSOLIDATED BALANCE SHEETS

                                    October 31,    April 30,
                                       2008          2008
                                   ------------  ------------

  Assets
  ------

  Current assets                    $73,267,926   $75,259,346

  Machinery and equipment-net        28,253,093    29,354,623

  Intangible assets                     867,411       958,069
  Other assets                          771,595     1,034,155
                                   ------------  ------------

  Total assets                     $103,160,025  $106,606,193
                                   ============  ============

  Liabilities and shareholders'
   equity
  -----------------------------

  Current liabilities               $22,411,210   $28,081,401

  Long-term obligations              35,230,087    35,109,833

  Stockholders' equity               45,518,728    43,414,959
                                   ------------  ------------

  Total liabilities and
   stockholders' equity            $103,160,025  $106,606,193
                                   ============  ============

CONTACT:  SigmaTron International, Inc.
          Linda K. Frauendorfer
          1-800-700-9095